PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

__________________________________________________________________

December 14, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 30, 2012, relating to the financial statements of Online Secretary, Inc. as of September 30, 2012, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/PLS CPA

____________________________

 PLS CPA, A Professional Corp.

 San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board